Exhibit 99.5

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of non-transferable rights (the "Rights") to purchase shares of common stock, par value $0.01 per share (the "Common Stock"), of Trinity Place Holdings Inc. (the "Company").

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on December 2, 2021, the last business day prior to the scheduled expiration date of the rights offering of December 3, 2021 (which may be extended by the board of directors of the Company).

This will instruct you whether to exercise Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held through you as broker, dealer, custodian bank or other nominee for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the prospectus supplement dated November 4, 2021 (the "Prospectus") and the related "Instructions as to Use of Trinity Place Holdings Inc. Rights Certificates."

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below:

	Number of Shares of Common Stock Subscribed For	Subscription Price			Payment
Basic Subscription Privilege(1)	x	$1.90	=	$	(Line 1)
Over-Subscription Privilege(1)(2)	x	$1.90	=	$	(Line 1)
Total Payment Required				$	___________________
					(Sum of Lines 1 and 2)

(1) The Over-Subscription Privilege and Basic Subscription Privilege are subject to the restrictions in the Company’s certificate of incorporation which prohibit any person, entity or group from becoming a holder of 4.75% or more of Common Stock, the increase in ownership of any existing stockholder who is a 4.75% holder, or transfers or sales by a 4.75% holder, in each case without the prior written consent of the board of directors, as discussed in more detail in the Prospectus and the enclosed documents.

(2) The Over-Subscription Privilege is subject to the limitation that if any Over-Subscription Privileges are exercised, the Company will not issue a number of shares in excess of 2,650,000 pursuant to the exercise of Basic Subscription Privileges and Over-Subscription Privileges.

Box 3. ☐ Payment in the following amount is enclosed: $

Box 4. ☐ Please deduct payment of $                     from the following account maintained by you as follows:

(The total of Box 3 and Box 4 must equal the Total Payment Required specified above under Box 2.)

Type of Account                                          Account No.

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of shares of Common Stock indicated above upon the terms and conditions specified in the Prospectus; and

•	agree that if I (we) fail to pay for the shares of Common Stock I (we) have elected to purchase, you may exercise any remedies available to you under law.

Name of beneficial owner(s):

Signature of beneficial owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number: